Exhibit 10.2

Aegis Customer Support Services Pvt. Ltd.
LG A5-A8, Lower Ground Floor,
Art Guild House, Phoenix Market City,
L.B.S. Marg, Kurla (W), Mumbai - 400 070.
T: +91 22 6880 0600
www.startek.com

June 1, 2023

Mr. Neeraj Jain

Gurgaon (Haryana)

Appointment Letter

Dear Neeraj,

With reference to the offer letter dated April 13, 2023, it gives us immense pleasure in appointing you (“Employee”) in our organization with effect from June 1, 2023 on the following terms and conditions:

1.	Position Details: You are designated as Global Chief Financial Officer in Band 1 and will be based at Gurgaon.

2.	Compensation & Benefits:

A.	Fixed Compensation: Your fixed compensation shall be as follows:

Compensation Component	Amount (INR per month)	Amount (INR per annum)
Basic Salary	9,66,667	1,16,00,000
House Rent Allowance (HRA)	8,25,667	99,08,000
LTA	16,667	2,00,000
Flexi Basket Compensation*	8,333	1,00,000
Provident Fund (Employer Contribution)	1,16,000	13,92,000
Total Fixed Compensation	19,33,334	2,32,00,000

* To be reimbursed against actual expenses.

B.

Bonus/ Variable Compensation: You are eligible to participate in the Executive Incentive Bonus (EIB) Plan at 25% of overall Fixed Compensation. The Bonus pay-out shall be governed as per the terms, conditions and limitations, set forth in the ‘Executive Incentive (EIB) Plan of the company as formulated every year and approved by the management.

C.

Equity: Company will grant you an equity award (the “Option Award”) in the form of non-qualified stock options with respect to 100,000 shares of company common stock with each option having a strike price equal to USD 5.75 which shall vest in equal quarterly installment over a four year period following start date of your employment, subject to your continued employment with the organization on the applicable vesting dates. The Option Award will be subject to Board of Directors approval and the terms of the Startek, Inc. 2008 Equity Incentive Plan, as amended and restated from time to time. If either party decide to terminate the employment, then any portion of the Option Award that is unvested as of the date of such termination will be forfeited by you and terminate immediately and be of no further force or effect.

The Company reserves the right to change the compensation structure from time to time. You will be entitled to benefits such as Leave and Gratuity in accordance with the laws of land or as per company policies. Group Personal Accident Scheme and Hospital Expense Reimbursement Scheme will be applicable to you as per company policy. Your remuneration is purely a matter between yourself and the Company and has been arrived on the basis of your job, skills specific background and professional merit. You will be expected to maintain this information and any changes made therein from time to time as personal and confidential. All forms of compensation referred to in this letter are subject to TDS as per law.

Aegis Customer Support Services Private Limited
LG-A-5 to 8, Lower Ground Floor, Art Guild House, Phoenix Market City, L.B.S Marg, Kurla (W), Mumbai –
400070 CIN No. U74999MH2017PTC291578

3.

References: This appointment is subject to verification of your educational certificates, qualifications and the submission of a copy of relevant documentation on your date of joining. Your employment is subject to references checks being obtained to the satisfaction of the Company.

4.

Terms and Conditions of Employment: Your terms of employment will be governed under the service conditions, rules, regulations, directions, instructions and decisions of the Company, as may be amended and notified to you from time to time. You must perform your duties and obligations with due care and skill and to the best of your ability, always promoting the interest of the Company You shall perform such duties and exercise such powers in connection with the business of the Company, as may from time to time be delegated to you. You shall confirm and comply with the directions and instructions made or given to you by or on behalf of the Company.

5.

Transferability: Your services are liable to be transferred to any other (current or future) Departments / Divisions / Office / Subsidiary of the company, anywhere in India or abroad. Notwithstanding your appointment in this company, your services may be assigned by the Company at its sole discretion to any other associate company. You will be expected to attend the office during the working hours/shifts as may be decided by the Company. The working hours/shift could change periodically, or you may be required to work from home in accordance with “Remote Work Policy” depending on the job requirements.

6.

Confidentiality, Non-Disclosure etc.: You are required to maintain the highest order of discipline and secrecy as regards the work of the Company and/or its subsidiaries or Associate Companies and in case of any breach of discipline/trust, your services may be terminated by the Company with immediate effect. All inventions, improvements, discoveries made by you either alone or with any other persons will become the sole property of the Company. You will ensure that patent protections are obtained for such inventions/improvements and discoveries in India or elsewhere and hand over the same to the Company. You shall not, while in the employment of the company be engaged in any other employment, business whatsoever or hold any office of profit or accept any other emoluments without prior consent of the company in writing. The Employee covenants and agrees that upon the termination of this Agreement for any reason whatsoever, and until the expiry of a period of two years from the date of termination of this Agreement he/she will not except with the prior written consent of the Company, directly or indirectly;

a.    campaign, solicit or endeavor to entice any Client(s) or Customer(s) of the company, or any person(s) who at anytime during the employment were or are Clients or Customers of the company, or were in regular dealing with the company.

b. solicit/coerce or persuade any employee of the company to quit or leave the employment of the company in any manner.
c. counsel or otherwise assist any person to do any of the acts referred to in paragraphs (a) and (b) of this clause or any other similar acts.

7.

Termination of Services: The notice period for termination of employment, by either party, would be three calendar months or basic salary in lieu of notice. It will be the discretion of the Company whether to accept the salary in lieu of notice period or direct you to serve the complete notice period. The Company may at its sole discretion disengage your services by giving three months basic salary in lieu of notice. In the unlikely event of your services getting terminated by Company without Cause within the first 18 months from the start date, you will be paid 6 months’ salary (fixed salary and bonus calculated @ 100%) subject to execution of a general release and waiver claims in a form satisfactory to the Company. For the purpose of this agreement, "Cause" means (i) Employee's incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Employee by Company; (ii) Employee's arrest, indictment or conviction, or violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the commission or omission of or engaging in any act or practice which constitutes a material breach of the Employee's fiduciary duty to Company or a material breach of this Agreement, involves personal dishonesty on the part of the Employee or demonstrates a willful or continuing disregard for the best interests of Company; or (iv) the Employee's engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company, its business or any of its customers, employees or vendors.

The Company may further at its sole discretion in the event of “Force Majeure event” which may include but shall not be limited to acts of God, work stoppages, labour unrest, Biological or Chemical Contamination, Nuclear Risks disaster strikes, wars, acts of terrorism, fires, floods, typhoons, earthquakes, epidemics, pandemics, quarantine, political unrest, government imposed restrictions or orders and similar events etc., terminate your services without any notice or without being liable to pay any compensation/ severance pay. In the event of an “Event of Breach” and “Misconduct”, which shall include but not be limited to fraud, gross negligence, refusal to discharge duties attributed to you by the Company, insubordination, any act involving moral turpitude, indiscipline, loss of confidence, violation of company policy or breach of the above terms and conditions or any act or omission which may affect the Company or you adversely, the Company shall have the right to forthwith terminate your association with it without being liable to pay any amounts in respect thereof. In case any information furnished by you either in your application for employment or during the selection process is found to be incorrect / false or suppressed, the Company reserves the right to terminate your services anytime without notice or compensation in lieu of notice. If you remain absent from work without authorization or reasonable explanation, for more than eight consecutive days, it will be presumed that you are no longer interested in working for the Company and have abandoned its services.

Aegis Customer Support Services Private Limited
LG-A-5 to 8, Lower Ground Floor, Art Guild House, Phoenix Market City, L.B.S Marg, Kurla (W), Mumbai –
400070 CIN No. U74999MH2017PTC291578

8.	Retirement: Retirement from the services of the Company will be on the last day of the month of completion of the age of 62 years. You may be retired earlier if found medically unfit.

9.	General:
a. Any terms of employment or revisions including change in benefits, position, perquisites, compensation and entitlements will only be valid and effective by way of a written communication from the appointing authority of the Company. Verbal communication will not have any binding effect on the company.
b. Email communications with respect to employment, though in writing will have binding effect only if they are followed by a formal employment contract, appointment letter or increment letter or a change letter duly signed by the appointing authority of the Company.
c. Any stock based compensation like ESOPs, equity options, warrants, phantom options, etc. will be valid and binding on the Company only if it is as per the plan implemented and approved by Board and Shareholders and communicated to you in writing by the appointing authority.
d. This agreement supersedes all prior agreements and understandings, oral or written, if any, between you and the company or any of its officials/representatives. No modification or amendment of any of the terms, conditions, or provisions herein shall be made otherwise than by written agreement signed by the parties hereto.
e. You will be responsible for the safe keeping and return in good condition and order, of all property of the Company which may be in your use, custody, care or charge. On request of the Company, during or after your employment, you will return to the Company all property of the Group which is in your possession or control and you will not retain any copies, notes or extracts. If required, you will sign an undertaking confirming that you have complied with this clause.

10.

Severability: If any part of this Offer Letter is determined by a court of competent jurisdiction to be invalid or unenforceable, then the invalid or unenforceable provision will be deemed superseded by a valid, enforceable provision that most closely matches the intent of the original provision and the remainder of the Offer Letter shall continue in full force and effect.  If no enforceable provision can be substituted for any such invalid or unenforceable provision, then that provision will be deemed severable from the Offer Letter and will not affect the validity and enforceability of any remaining provisions in this Offer Letter

11.

Governing Law and Jurisdiction: This Offer Letter is governed by the laws of India. The legal jurisdiction for all disputes arising out of the terms and conditions of your employment with the Company would strictly be restricted to the limits of Mumbai City. Any dispute thus shall be subject to the jurisdiction of the Courts in the Metropolitan City of Mumbai in Maharashtra.

Kindly sign the copy of this letter in token of your acceptance. We welcome you to our organization and look forward to a mutually rewarding association.

Yours faithfully,

For Aegis Customer Support Services Private Limited

S.M. Gupta

Global Chief People Officer

Aegis Customer Support Services Private Limited
LG-A-5 to 8, Lower Ground Floor, Art Guild House, Phoenix Market City, L.B.S Marg, Kurla (W), Mumbai –
400070 CIN No. U74999MH2017PTC291578